Exhibit 99.2

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED [ ]

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated [                  ])

$[                            ]

MEDLEY CAPITAL CORPORATION

[      ] % Notes due 20[   ]

Medley Capital Corporation is a non-diversified closed-end management investment company that has elected to be treated and is regulated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. Our investment objective is to generate current income and capital appreciation by lending directly to privately held middle-market companies, primarily through directly originated transactions, to help these companies expand their businesses, refinance and make acquisitions. We are managed by our investment advisor, MCC Advisors LLC, which also provides the administrative services necessary for us to operate.

We are offering $[ ] in aggregate principal amount of  [   ]% notes due 20[   ], which we refer to as the Notes. The Notes will mature on [            ]. We will pay interest on the Notes on [       ], [       ], [       ] and [       ] of each year, beginning [          ]. We may redeem the Notes in whole or in part at any time or from time to time on or after [       ] at the redemption price of par, plus any accrued and unpaid interest, as discussed under “Summary of the Notes and the Offering — Optional Redemption” and “Description of the Notes — Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase some or all of the Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date upon the occurrence of a “Change of Control Repurchase Event” (as defined herein). The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof. The Notes will be our direct unsecured obligations and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by Medley Capital Corporation.

We intend to list the Notes on the [                  ] and we expect trading to commence thereon within [    ] days of the original issue date under the trading symbol “[    ]”. The Notes are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price. Currently, there is no public market for the Notes.

Investing in the Notes involves certain risks. See “Risks Factors Relating to Investing in the Notes” section of this prospectus supplement and “Risks” section of the accompanying prospectus, to read about factors you should consider before investing in the Notes. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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	PUBLIC OFFERING PRICE		UNDERWRITING DISCOUNT (SALES LOAD)		PROCEEDS TO MEDLEY CAPITAL CORPORATION, BEFORE EXPENSES(1)
Per Note Total		[ ]	[ ]			[ ]
Public Offering Price	$	[ ]	[ ]	%	$	[ ]
Underwriting Discount (Sales Load)	$	[ ]	[ ]	%	$	[ ]
Proceeds to Medley Capital Corporation, before expenses(1)	$	[ ]	[ ]	%	$	[ ]
Total	$	[ ]	[ ]	%	$	[ ]

(1)	Before deducting expenses payable by us related to the offering, estimated at $ . See “Underwriting” in this prospectus supplement.

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from [              ] and must be paid by the purchaser if the Notes are delivered after  [          ].

The underwriters may also purchase up to an additional $[       ] total aggregate principal amount of Notes offered hereby, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $ [ ]           , the total underwriting discount (sales load) paid by us will be up to $  [       ], and total proceeds, before expenses, will be up to $ [       ].

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about [                             ].

Joint Book-Running Managers

[ ]	[ ]
[ ]	[ ]

Co-Managers

[ ]	[ ]

[ ]	[ ]

Prospectus Supplement dated     [              ]

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus

[Insert table of contents from base prospectus]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest in the Notes. This prospectus supplement and the accompanying prospectus contain certain terms of the Notes we are offering. The accompanying prospectus contains information about our securities generally, some of which does not apply to the Notes covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in the accompanying prospectus, the information in this prospectus supplement supersedes the inconsistent information contained in the accompanying prospectus. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.

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We and the underwriters have not authorized any person to provide you with any information other than the information contained in this prospectus supplement and the accompanying prospectus that is required to be filed with the SEC. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give to you. We and the underwriters are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus.

The terms “we”, “us”, “our”, “Medley Capital” and the “Company” in this prospectus supplement refer to Medley Capital Corporation, a Delaware corporation, and its subsidiaries for the periods after our consummation of the formation transaction and to Medley Capital BDC LLC, a Delaware limited liability company, for the periods prior to our consummation of the formation transaction described in the accompanying prospectus. The term “Medley” refers collectively to the activities and operations of Medley LLC, Medley Capital LLC, Medley Management Inc., Medley Group LLC, MCC Advisors, associated investment funds and their respective affiliates.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

[Insert material terms of the Notes in tabular form to the extent required to be disclosed by applicable law or regulation.]

Issuer

Medley Capital Corporation

Title of the Securities

[ ]% Notes due 20[ ]

Initial Aggregate Principal Amount Being Offered

$[ ]

Option to Purchase Additional Notes

The underwriters may also purchase from us up to an additional $ [ ] aggregate principal amount of Notes within [ ] days of the date of this prospectus supplement.

Initial Public Offering Price

% of the aggregate principal amount

Principal Payable at Maturity

[ ]% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Trustee, Paying Agent, and Security Registrar for the Notes or at such other office in[City, State] as we may designate.

Type of Note

[Insert type of Note]

Listing

We intend to list the Notes on the [ ], or the [ ], within [ ] days of the original issue date under the trading symbol “[ ]”.

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Interest Rate

[ ]% per year

Day Count Basis

360-day year of twelve 30-day months

Original Issue Date

[ ]

Stated Maturity Date

[ ], 20[ ]

Date Interest Starts Accruing

[ ]

Interest Payment Dates

Every [ ], [ ], [ ] and [ ], beginning [ ]. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Periods

The initial interest period will be the period from and including

[          ], to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular Record Dates for Interest

Every [ ], [ ], [ ] and [ ], beginning [ ]

Specified Currency

U.S. Dollars

Place of Payment

[City, State] and/or such other places that may be specified in the indenture or a notice to holders

Ranking of Notes

The Notes will be our direct unsecured obligations and will rank:

■
pari passu with our existing and future unsecured indebtedness, including, [list outstanding amounts of various debt securities];

■
senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

■

effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, borrowings under our Amended and Restated Senior Secured Term Loan Credit Agreement (the “Term Loan Facility”) and Amended and Restated Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement” and, collectively with the Term Loan Facility, as amended, the “Facilities”); and

■
structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, the indebtedness of Medley SBIC LP.

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Denominations

We will issue the Notes in denominations of $[ ] and integral multiples of $[ ] in excess thereof.

Business Day

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after [       ] upon not less than [   ] days nor more than [   ] days written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the indenture and the Investment Company Act of 1940, as amended, or the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee or, with respect to global securities, DTC will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture governing the Notes, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed, in such case, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking Fund
The Notes will not be subject to any sinking fund.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to [ ] % of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Before making any such repurchase of Notes, we would have to comply with certain requirements under our Facilities, to the extent such requirements remain in effect at such time, or otherwise obtain consent from the lenders.

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Defeasance

The Notes are subject to defeasance by us.

Covenant Defeasance

The Notes are subject to covenant defeasance by us.

Form of Notes

The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, and Security Registrar

[Insert Trustee, Paying Agent, Security Registrar]

Other Covenants

In addition to any covenants described elsewhere in this prospectus supplement or the accompanying prospectus, the following covenants shall apply to the Notes:

■

We agree that for the period of time during which the Notes are outstanding, we will not violate (regardless of whether we are subject to) Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act as in effect immediately prior to the issuance of the Notes, giving effect to any exemptive relief granted to the Company by the SEC. This covenant will require us to maintain an asset coverage of at least 200% while the Notes are outstanding, regardless of any changes in legislation, regulation or policy. These provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings.

■

We agree that for the period of time during which the Notes are outstanding, pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act as in effect immediately prior to the issuance of the Notes (regardless of whether we are subject thereto), we will not declare any dividend (except a dividend payable in stock of the issuer), or declare any other distribution, upon a class of the capital stock of the Company, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, the Company has an asset coverage (as defined in the 1940 Act) of at least 200 per centum after deducting the amount of such dividend, distribution or purchase price, as the case may be, and giving effect, in each case, (i) to any exemptive relief granted to the Company by the SEC and (ii) to any no-action relief granted by the SEC to another business development company (or to the Company if it determines to seek such similar no-action or other relief) permitting the business development company to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act in order to maintain such business development company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

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■

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

Events of Default
[Insert any modification to events of default, if any.]

Global Clearance and Settlement Procedures

Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Use of Proceeds

To repay outstanding indebtedness under our Revolving Credit Facility, redeem the [ ]Notes, fund new investment opportunities and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement constitute forward-looking statements, which relate to future events or our performance or financial condition. In addition to factors previously identified elsewhere in this prospectus, including “Risk Factors Relating to Investing in the Notes” section of this prospectus supplement and “Risks” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the introduction, withdrawal, success and timing of business initiatives and strategies;
•	changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, which could result in changes in the value of our assets;
•	the relative and absolute investment performance and operations of our investment adviser;
•	the impact of increased competition;
•	the impact of future acquisitions and divestitures;
•	our business prospects and the prospects of our portfolio companies;
•	limitations on entering into transactions with our affiliates in the absence of regulatory relief;
•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or MCC Advisors;
•	our contractual arrangements and relationships with third parties;
•	any future financings by us;
•	the ability of MCC Advisors to attract and retain highly talented professionals;
•	fluctuations in foreign currency exchange rates;
•	the impact of changes to tax legislation and, generally, our tax position;
•	the unfavorable resolution of legal proceedings; and
•	the timing of cash flows, if any, from the operations of our portfolio companies.

This prospectus supplement, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend”, “opportunity”, “pipeline”, “believe”, “comfortable”, “expect”, “anticipate”, “current”, “intention”, “estimate”, “position”, “assume”, “potential”, “outlook”, “continue”, “remain”, “maintain”, “sustain”, “seek”, “achieve” and similar expressions, or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance, for any reason, including those described under “Risks” in the accompanying prospectus.

THE COMPANY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. This is only a summary and does not contain all of the information you should consider before investing in our Notes. You should read this prospectus supplement and the accompanying prospectus, especially the risks of investing in our Notes discussed under “Risks Relating to Investing in the Notes” section of this prospectus supplement and “Risks” section of the accompanying prospectus, before making an investment decision.

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Except as otherwise indicated, the terms “we”, “us”, “our”, “Medley Capital” and the “Company” in this prospectus supplement refer to Medley Capital Corporation, a Delaware corporation, and its subsidiaries for the periods after our consummation of the formation transaction, which occurred in January 2011, and to Medley Capital BDC LLC, a Delaware limited liability company, for the periods prior to our consummation of the formation transaction described in the accompanying prospectus. “MCC Advisors” and “Adviser” refer to MCC Advisors LLC, our investment adviser. “Investment Team” refers to our investment management team, which is provided by MCC Advisors. “Medley” refers collectively to the activities and operations of Medley LLC, Medley Capital LLC, MCC Advisors, associated investment funds and their respective affiliates.

Medley Capital Corporation

Medley Capital Corporation is a non-diversified closed-end management investment company incorporated in Delaware that has elected to be treated and is regulated as a business development company (“BDC”) under the 1940 Act. We completed our initial public offering (“IPO”) and commenced operations on January 20, 2011. We have elected and qualified to be treated for U.S. federal income tax purposes as a regulated investment company (“RIC”) under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our first taxable year as a corporation, and we intend to operate in a manner so as to maintain our RIC tax treatment. We are externally managed and advised by our investment adviser, MCC Advisors LLC (“MCC Advisors”), pursuant to an investment management agreement.

Our investment objective is to generate current income and capital appreciation by lending to privately held middle-market companies, primarily through directly originated transactions, to help these companies expand their businesses, refinance and make acquisitions. Our portfolio generally consists of senior secured first lien loans and senior secured second lien loans. In many of our investments, we receive warrants or other equity participation features, which we believe will increase the total investment returns.

We believe the middle-market private debt market is undergoing structural shifts that are creating significant opportunities for non-bank lenders and investors. The underlying drivers of these structural changes include: reduced participation by banks in the private debt markets, particularly within the middle-market, and demand for private debt created by committed and uninvested private equity capital. We focus on taking advantage of this structural shift by lending directly to companies that are underserved by the traditional banking system and generally seek to avoid broadly marketed investment opportunities. We source investment opportunities through direct relationships with companies, financial intermediaries such as national, regional and local bankers, accountants, lawyers and consultants, as well as through financial sponsors. As a leading provider of private debt, Medley is often sought out as a preferred financing partner.

Our investment activities are managed by our investment adviser, MCC Advisors, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. MCC Advisors is an affiliate of Medley and has offices in New York and San Francisco. Our Investment Team is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring our investments and monitoring our portfolio companies on an ongoing basis. MCC Advisors’ team draws on its expertise in lending to predominantly privately held borrowers in a range of sectors, including industrials and transportation, energy and natural resources, financials and real estate.

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Our Investment Team has on average over 21 years of experience in the credit business, including originating, underwriting, principal investing and loan structuring. Our Advisor, through Medley, has access to over 85 employees, including over 45 investment, origination and credit management professionals, and over 40 operations, marketing and distribution professionals, each with extensive experience in their respective disciplines. We believe that MCC Advisors’ disciplined and consistent approach to origination, portfolio construction and risk management should allow it to achieve compelling risk-adjusted returns for Medley Capital.

MCC Advisors also serves as our administrator and furnishes us with office space, equipment and other office services. The responsibilities of our administrator include overseeing our financial records, preparing reports to our stockholders and reports filed with the Securities and Exchange Commission (the “SEC”) and generally monitoring the payment of our expenses and the performance of administrative and professional services rendered to us by others.

On March 26, 2013, our wholly-owned subsidiary, Medley SBIC LP (“SBIC LP”), received a Small Business Investment Company (“SBIC”) license from the Small Business Administration (“SBA”). The SBIC license allows SBIC LP to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and other customary procedures. SBA-guaranteed debentures are non-recourse, interest only debentures with interest payable semi-annually and have a ten year maturity. The principal amount of SBA-guaranteed debentures is not required to be paid prior to maturity but may be prepaid at any time without penalty. The interest rate of SBA-guaranteed debentures is fixed on a semi-annual basis at a market-driven spread over U.S. Treasury Notes with 10-year maturities. The SBA, as a creditor, will have a superior claim to SBIC LP’s assets over our stockholders in the event we liquidate SBIC LP or the SBA exercises its remedies under the SBA-guaranteed debentures issued by SBIC LP upon an event of default.

SBA regulations currently limit the amount that the SBIC LP may borrow to a maximum of $150 million when it has at least $75 million in regulatory capital, receives a capital commitment from the SBA and has been through an examination by the SBA subsequent to licensing.

On November 16, 2012, we obtained exemptive relief from the SEC to permit us to exclude the debt of the SBIC LP guaranteed by the SBA from our 200% asset coverage test under the 1940 Act. The exemptive relief provides us with increased flexibility under the 200% asset coverage test by permitting it to borrow up to $150 million more than it would otherwise be able to absent the receipt of this exemptive relief.

As of [          ], SBIC LP had $[       ] million in regulatory capital and had $[      ] million SBA-guaranteed debentures outstanding.

The total value of our investments, including cash and cash equivalents, was $[      ] million at [      ]. As of [      ], our portfolio consisted of investments in [    ] portfolio companies with a fair value of approximately $[      ] million. As of [             ], our average portfolio company investment and our largest portfolio company investment at amortized cost and at fair value were approximately $[      ] and $[      ] million, and $[    ] and $[    ] million, respectively, and we had approximately $[     ] million of cash and cash equivalents. As of [       ], our income-bearing investment portfolio, which represented nearly [     ]% of our total portfolio, had a weighted average yield based upon cost of our portfolio investments of approximately [      ] %, and [      ] % of our income-bearing investment portfolio bore interest based on floating rates, such as LIBOR, and [      ] % bore interest at fixed rates.

Corporate Information

Our administrative and executive offices are located at 375 Park Avenue, 33rd Floor, New York, NY 10152, and our telephone number is (212) 759-0777. We maintain a website at http://www.medleycapitalcorp.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement.

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Recent Developments

[Insert description of recent developments at time of offering.]

RISK FACTORS RELATING TO INVESTING IN THE NOTES

Before you invest in the Notes, you should be aware of various risks, including those described below and the risks set forth in the “Risks” section of the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in the Notes. These are not the only risks we face. The risks described below and in the accompanying prospectus, as well as additional risks and uncertainties presently unknown by us or currently not deemed significant could negatively affect our business, financial condition and results of operations.

[Insert risk factors applicable to the Notes and any additional relevant risk actors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation]

USE OF PROCEEDS

The net proceeds of the offering are estimated to be approximately $[       ] (approximately $[       ] if the underwriters exercise their option to purchase additional Notes in full) after deducting the underwriting discount and commissions and estimated offering expenses of approximately $[       ] payable by us. We intend to use the net proceeds from the sale of the Notes to repay a portion of the outstanding indebtedness under the Revolving Credit Facility, redeem the [       ] Notes, fund new investment opportunities and for general corporate purposes.

[Describe further use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION

The following table sets forth our capitalization as of [       ], actual and as adjusted for the sale of the Notes offered hereby and the application of the net proceeds to repay a portion of the outstanding indebtedness under our Revolving Credit Facility. This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in the accompanying prospectus.

As of [ ]
	Actual		As Adjusted(1)
Cash	$ [ ]		$
Revolving credit facility payable	[ ]
Term loan payable	[ ]
7.125% notes due 2019	[ ]
6.125% notes due 2023	[ ]
SBA debentures payable	[ ]
The Notes	[ ]
Management and incentive fees payable, net	[ ]
Accounts payable and accrued expenses	[ ]
Interest and fees payable	[ ]
Administrator expenses payable	[ ]
Deferred tax liability	[ ]
Deferred revenue	[ ]
Due to affiliate	[ ]
Offering costs payable	[ ]
Total liabilities	$ [ ]		$
NET ASSETS	[ ]
Common stock, par value $.001 per share, 100,000,000 common shares authorized, [ ] shares issued and outstanding (actual)	$ [ ]		$
Capital in excess of par value	[ ]
Accumulated undistributed net investment income	[ ]
Accumulated undistributed net realized gain/(loss) from investments	[ ]	)
Net unrealized appreciation/(depreciation) on investments	[ ]	)
Total net assets	[ ]
Total liabilities and net assets	$ [ ]		$

(1)	Excludes up to $[ ] in aggregate principal amount of Notes issuable by us upon exercise of the underwriters’ over-allotment option.

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RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated, computed as set forth below. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, included in this prospectus. Although our earnings have generally increased in recent periods, our ratio of earnings to fixed charges has decreased due to greater levels of borrowing.

[Insert information required by Item 503(d) of Regulation S-K at the time of offering.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

For information regarding the fiscal year ended [          ] see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [     ] of the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

SENIOR SECURITIES

(dollar amounts in thousands, except per share data)

Information about our senior securities (including debt securities and other indebtedness) is shown in the following tables as of [     ].

[Insert information on Senior Securities from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

SUPPLEMENT TO MATERIAL U.S. FEDERAL INCOME TAX MATTERS

[Insert disclosure regarding material U.S. Federal Taxes Income Tax considerations of the offering to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated on or about [          ] between us and [Underwriters or Representative of Underwriters], acting as the representative of the underwriters of this offering, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the aggregate principal amount of Notes indicated in the table below:

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Underwriters	Principal Amount of Notes
[ ]	$	[ ]
[ ]		[ ]
[ ]		[ ]
[ ]		[ ]
Total	$	[ ]

[                       ], [                       ], [                       ], and [                       ], are acting as joint book-running managers of this offering.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the Notes if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. The underwriters are offering the Notes, subject to their acceptance of the Notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Expenses

The underwriters have advised us that they propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price less a concession not in excess of [       ] % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount from the concession not in excess of [      ] % of the aggregate principal amount of the Notes to certain broker dealers. After the public offering price, concessions and reallowance to dealers may be reduced by the representatives may be changed. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay to the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes). The information assumes either no exercise or full exercise of the underwriters’ option to purchase additional Notes.

	Per Note		Without Option		With Option
Public offering price	$	[ ]	$	[ ]	$	[ ]
Underwriting discount (sales load) paid by us	$	[ ]	$	[ ]	$	[ ]
Estimated proceeds to us, before expenses	$	[ ]	$	[ ]	$	[ ]

We estimate expenses payable by us in connection with this offering (including up to $10,000 in reimbursement of the underwriters’ counsel fees in connection with the review of this offering by the Financial Industry Regulatory Authority, Inc.), other than the underwriting discounts and commissions referred to above, will be approximately $[       ].

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Determination of Offering Price

Prior to the offering, there has not been a public market for the Notes. Consequently, the public offering price for the Notes will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price will correspond to the price at which the Notes will trade in the public market subsequent to the offering or that an active trading market for the Notes will develop and continue after the offering.

Listing

We intend to list the Notes on the [      ]. We expect trading in the Notes on the [      ] to begin within [   ] days after the original issue date under the trading symbol “[    ]”.

Option to Purchase Additional Notes

We have granted to the underwriters an option, exercisable for [   ] days from the date of this prospectus supplement, to purchase up to an additional $ [       ] aggregate principal amount of the Notes at the public offering price set forth on the cover of this prospectus supplement less underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to the specified conditions, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the table above. This option may be exercised only if the underwriters sell more Notes than the total amount set forth in the table above.

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of [   ] days after the date of this prospectus supplement without first obtaining the written consent of[ ], other than certain private sales of debt securities to a limited number of institutional investors. This consent may be given at any time without public notice.]

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions including over-allotment, covering transactions and stabilizing transactions, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

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A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Notes or preventing or retarding a decline in the market price of our Notes. As a result, the price of our Notes may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters or selling group members is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied on by investors.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us, any of our portfolio companies or our affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us, our portfolio companies or our affiliates.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us, any of our portfolio companies or our affiliates.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our noteholders or any other persons.

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In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that may have a lending relationship with us may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of [Underwriter or Representative of Underwriters] is [Address].

Settlement

We expect that delivery of the Notes will be made against payment therefor on or about [                 ], which will be the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Other Jurisdictions

The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

CUSTODIAN, TRANSFER AGENT AND DISTRIBUTION PAYING AGENT

[Trustee], the Trustee of the Notes, also provides custodian services to us pursuant to a custodian services agreement. The principal business address of [Trustee] is [Address]. [Transfer Agent] provides transfer agency and distribution paying agency services to us under a transfer agency agreement and a distribution paying agent agreement, respectively. The address of [Transfer Agent] is [Adress].

LEGALITY OF THE NOTES

The legality of the Notes offered hereby will be passed upon for Medley Capital Corporation by Sutherland Asbill & Brennan LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by [Underwriters’ counsel], [City, State].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[                                         ] is our independent registered public accounting firm.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the shares we are offering by this prospectus supplement. This prospectus does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the Notes we are offering, please refer to the registration statement.

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information will also be available free of charge by contacting us by mail at 375 Park Avenue, 33rd Floor, New York, NY 10152, by telephone at (212) 759-0777 or on our website at http://www.medleycapitalcorp.com.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statement and notes thereto form most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to filing.]

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MEDLEY CAPITAL CORPORATION

[       ]% Notes due 20[  ]

 PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

[                        ]

[                        ]

[                        ]

Co-Managers

[                        ]

[                        ]

[                        ]

[                        ]

 [ DATE ]

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